Exhibit 99.3
CSW
Central and South West Corporation
News Release

FOR IMMEDIATE RELEASE



                  PUCT Grants Tentative Approval of Settlement
                      Regarding CPL Securitization Request


Dallas, Texas (Feb. 11, 2000) -- The Public Utility Commission of Texas (PUCT) on Thursday tentatively approved a settlement which will permit Central and South West Corporation's (NYSE: CSR) Central Power and Light Company (CPL) subsidiary to securitize approximately $764 million of regulatory assets. CPL expects the PUCT to issue a final order by Feb. 28. The action is in accordance with the implementation of Texas Senate Bill 7 on Electric Utility Restructuring.

In October 1999, CPL originally filed a request with the PUCT to securitize approximately $1.27 billion of its retail generation-related regulatory assets. Since then, CPL has negotiated with various parties to the case in an effort to reach a settlement on the appropriate securitization amount.

The settlement with the PUCT staff, the Office of Public Utility Counsel, the Texas Industrial Energy Consumers, and the State of Texas calls for CPL to reduce the amount to be securitized from the $1.27 billion originally requested to approximately $764 million of regulatory assets plus other qualified costs currently estimated to be $28 million. The settlement also calls for $290 million of the regulatory assets originally requested to be securitized in the October 1999 filing to be included in the calculation of stranded costs in CPL's April 2000 transmission and distribution cost filing. This filing will establish stranded costs of which 75 percent can be securitized and 25 percent can be recovered through a competitive transition charge.

The securitization amount was reduced by an additional $186 million to reflect the present value customer benefits associated with accumulated deferred income taxes. CPL previously had proposed to flow these benefits back to customers over a 14-year transition period.

"This settlement relating to the amount of stranded costs that CPL can securitize is an important step in bringing lower rates to customers through competition," said CPL President and General Manager Gonzalo Sandoval. "The settlement will help create a robust competitive market when retail competition is implemented and customers can choose their electricity provider."

Texas Senate Bill 7 on Electric Utility Restructuring provides a mechanism for the recovery of costs left stranded as a result of implementing retail competition. This mechanism is the securitization or the subsequent refinancing of the debt and equity associated with facilities built under a regulated market structure. Over the long-term, securitization will result in recovery of CPL's regulatory assets over a shorter period of time. These costs currently are being collected from customers in rates. Securitization allows the costs to be paid off sooner, resulting in lower customer prices in the future than would otherwise be possible.

CPL could issue the transition bonds as early as March or April 2000, depending on timing of receipt of a financing order from the PUCT and depending on market conditions. A second phase of securitization should occur later in 2000. CPL's stranded costs are subject to a final determination by the PUCT in 2004.

CPL customers will not see any change in current rates as a result of the securitization. Senate Bill 7 freezes existing base rates until Jan. 1, 2002. At that point, residential and small commercial customers (those having an electric load of less than 1 megawatt) who remain customers of the CPL's affiliate retail electric provider will see an overall price reduction of 6 percent from the price levels charged on Jan. 1, 1999. The investor-owned utility's retail electric provider must continue to offer this "price to beat" for five years or until 40 percent of the customers in that rate class switch electric providers.

Central and South West Corporation is a Dallas-based public utility holding company that owns four U.S. electric utility subsidiaries with 1.7 million customers, a regional electricity company serving 2 million customers in the United Kingdom, and non-utility subsidiaries involved in energy-related investments as well as subsidiaries that offer telecommunications, energy efficiency and financial transactions. On Dec. 22, 1997, CSW announced a definitive merger agreement for a tax-free, stock-for-stock transaction with Columbus, Ohio-based American Electric Power Company, Inc. On Dec. 16, 1999, AEP and CSW amended the agreement to extend the date after which either party may terminate the merger agreement to June 30, 2000.


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Media contact:  Larry Jones,  communications project coordinator for Central and
South West Corporation, 214 777-1276.

Financial community contact: Becky Hall, director of investor relations for Central and South West Corporation, 214 777-1277.